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                                                                   EXHIBIT 4.1.1
                                 AMENDMENT NO. 1
                        1990 INCENTIVE STOCK OPTION PLAN

                         FRANKLIN FINANCIAL CORPORATION


           WHEREAS, the Board of Directors of Franklin Financial Corporation (the "Company") has previously adopted, and the shareholders of the Company have approved, the 1990 Incentive Stock Option Plan (the "Plan") pursuant to which options to purchase stock of the Company may be issued to eligible directors, officers and key employees of the Company; and

           WHEREAS, the Board of Directors of the Company deems it desirable to amend the Plan so as to provide for the grant of non-qualified stock options and to increase the number of shares of common stock available for grant thereunder to 750,000;

           NOW, THEREFORE, the Plan is amended upon the terms, and subject to the conditions, set forth herein:

                                    ARTICLE I

                               AMENDMENTS TO PLAN

           1.1 The name of the Plan shall be amended to read as follows:
"Franklin Financial Corporation 1990 Stock Option Plan."

           1.2 Section 2(a) of the Plan shall be amended by deleting such section in its entirety and substituting the following section therefor:

               "(a)    "Agreement" shall mean a stock option agreement
                        between the Company and an Eligible Employee or Eligible Participant pursuant to the terms of this Plan."

           1.3 Section 2(h) of the Plan shall be amended by deleting such section in its entirety and substituting the following section therefor:

               "(h) "Optionee" shall mean an Eligible Employee or Eligible Participant having a right to purchase Common Stock under an Agreement."

           1.4 Section 2(i) of the Plan shall be amended by deleting such section in its entirety and substituting the following section therefor:

               "(i) "Option(s)" shall mean the right or rights granted to Eligible Employees or Eligible Participants to purchase Common Stock under the Plan."

           1.5 Section 2(j) of the Plan shall be amended by deleting such section in its entirety and substituting the following section therefor:



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               "(j)     "Plan" shall mean this Franklin Financial Corporation
                        1990 Stock Option Plan."

           1.6 The Plan shall be amended by adding thereto the following new
Section 2(n):

               "(n) "Eligible Participant" shall mean an Eligible Employee or a director of the Company or one of its subsidiaries who is not a regular salaried employee of the Company or one of its subsidiaries."

           1.7 Section 4 of the Plan shall be amended by deleting the first two sentences thereof in their entirety and substituting the following therefor:

               "The shares of the Company's Common Stock to be sold Eligible Employees and Eligible Participants under the Plan may at the election of the Board of Directors be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan shall be 750,000."

           1.8 Section 5 of the Plan shall be amended by deleting the first paragraph thereof in its entirety and substituting the following new paragraph therefor:

                    The Plan shall be administered by the Committee, which shall consist of not fewer than two (2) members of the Board of Directors of the Company who shall be appointed by the Board of Directors. No director shall be appointed or serve on the Committee and any such appointment or service immediately and automatically shall terminate, in the event that such person, during the one year period prior to service on the Committee, or during such service, has been granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its affiliates (as such term is defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act")); provided, however, that grants or awards of equity securities permitted to plan administrators under Rule 16b-3(c)(2) under the Act shall not disqualify a director from serving on the Committee."

           1.9 Section 5 of the Plan shall be amended by deleting the first sentence of the second paragraph thereof in its entirety and substituting the following sentence therefor:

               "Within the limitations described herein, the Board of Directors of the Company or the Committee shall administer the Plan, select the Eligible Employees and Eligible Participants to whom options will be granted, determine the number of shares to be optioned to each Eligible Employee and Eligible Participant and interpret, construe and implement the provisions of the Plan."





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           1.10 Section 6 of the Plan shall be amended by deleting such section in its entirety and substituting the following section therefor:

                                 "6. ELIGIBILITY

                Options granted pursuant to Section 8 shall be granted only to Eligible Employees. Options granted pursuant to Section 12 shall be granted only to Eligible Participants."

           1.11 The Plan shall be amended by adding thereto the following new
Section 12:

                           "12. NON-QUALIFIED OPTIONS

                     The Committee may grant to Eligible Participants options under the Plan which are not qualified incentive stock options under the provisions of Section 422 of the Code. Such non-qualified options shall be evidenced by Agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which Agreements shall contain in substance the same terms and conditions as set forth in Section 8 hereof with respect to qualified incentive options; provided, however, that the limitations set forth in Sections 8(a) and 8(c) shall not be applicable to non-qualified options."


                               ARTICLE ARTICLE II

                          EFFECTIVE DATE OF AMENDMENTS

                     2.1 The amendments effected hereby shall be effective for options granted under the Plan to Eligible Participants who are not Eligible Employees on or after the date this amendment is approved by the Board of Directors of the Company, but subject to approval of a majority of the shares of Common Stock of the Company entitled to vote thereon represented in person and by proxy at a meeting of shareholders. In the event shareholder approval of adoption of this amendment is not obtained within twelve months of the date this amendment is approved by the Board of Directors of the Company, then any option granted in the intervening period to Eligible Participants who are not Eligible Employees shall be void.